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                                                                   EXHIBIT 10.15

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement is made and entered into as of May 30, 1997, between Comerica Incorporated, a Delaware corporation and bank holding company ("Buyer") and New Century Financial Corporation, a Delaware corporation (the "Seller").


                                R E C I T A L S

          WHEREAS, Seller desires to sell, and Buyer desires to acquire 545,000 shares of Common Stock of the Seller (the "Stock"), subject to the terms and conditions of this Agreement and for the consideration described herein.


                               A G R E E M E N T

          NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:


                                   ARTICLE I
                                PURCHASE & SALE

          1.1 Sale of Stock. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer the Stock and deliver the certificates evidencing the Stock to Buyer at the closing of the transactions contemplated by this Agreement (the "Closing"), which shall occur contemporaneously with the execution and delivery of this Agreement.

          1.2 Purchase Price and Number of Shares. Buyer agrees to acquire the Stock at a purchase price (the "Purchase Price") of $7.50 per share of Stock.

          1.3 Receipt of Purchase Price. Buyer hereby acknowledges receipt in the sum of $4,087,500 as payment in full for the stock.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents, warrants and agrees:

          2.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware.   Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has all requisite corporate power and authority to lease, own and operate its
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properties and assets and to carry on its business as now conducted.

          2.2 Authorized Capital Stock. Effective as of the Closing or within five (5) business days thereafter, the authorized capital stock of the Seller consists, or will consist, of 45,000,000 shares of Common Stock, $0.01 par value, and 7,500,000 shares of Preferred Stock, $0.01 par value, of which no shares are, or will be, issued and outstanding. The issued shares of Common Stock and the number of authorized and outstanding warrants and options after the Closing and after the Seller's proposed initial public offering shall be as set forth on Exhibit G hereto. The Stock has been duly authorized by all necessary corporate action on the part of the Seller and, upon payment for and delivery of the Stock in accordance with this Agreement, the Stock will be validly issued, fully paid and non-assessable.

          2.3 No Conflicts. The execution, delivery and performance of this Agreement by Seller will not (i) violate any provision of Seller's charter documents or bylaws, (ii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is bound or affected, (iii) result in the breach (or an event which, with notice or lapse of time or both, would constitute a breach) under any term or provision of, or constitute a default under, any agreement listed in an exhibit to Seller's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission (the "SEC") on April 18, 1997 (the "Registration Statement"), or (iv) violate any other agreement to which Seller is a party.

          2.4 Authorization. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by the Board of Directors and stockholders of Seller and by all other necessary corporate action on the part of Seller. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          2.5 Consents. All material consents or approvals of third parties necessary for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been obtained.

          2.6 Licenses and Permits. All licenses and permits necessary for the conduct of Seller's business are in full force and effect to the extent material to the conduct of Seller's business.

          2.7 Compliance with Law. Seller is organized and has conducted business in accordance with applicable laws in all
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material respects and the practices of Seller are in compliance with all such laws, to the extent applicable, in all material respects.

          2.8 Legal Proceedings. There is no order or action pending, or, to the best knowledge of Seller, threatened, against or affecting Seller or its assets that if determined adversely would reasonably be expected to have a material adverse effect on the Seller's business or on Seller's ability to perform its obligations hereunder.

          2.9 Tax Matters. Seller has timely filed, or will file, (or where permitted or required, its direct or indirect parents have timely filed or will file) all tax returns required of it and has paid all taxes due for all periods or portions of periods ending on or before the Closing (except as provided in the following sentence). Adequate provision has been made in the books and records of Seller, and to the extent required by GAAP in the Financial Statements for all taxes whether or not due and payable and whether or not disputed to the extent not paid.

          2.10 Performance of Obligations. Seller has performed in all material respects all of the obligations required to be performed by it under any covenant, contract, lease, indentures or other covenant to which it is a party and is not in default or material breach of any term of the foregoing.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents, warrants and agrees:

          3.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          3.2 Consents and Authorization. All material consents or approvals of third parties necessary for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been obtained. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.
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          3.3  No Conflicts.  The execution, delivery and performance of this
Agreement by Buyer will not (i) violate any provision in the Buyer's charter documents or bylaws, (ii) result in the breach (or an event which, with notice or lapse of time or both, would constitute a breach) under any term or provision of, or constitute a default under, any material indenture, mortgage, deed of trust or other agreement or arrangement to which Buyer is a party or by which it is bound, or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Buyer is bound or affected.

          3.4 Investment. Buyer is acquiring the Stock from Seller for Buyer's own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

          3.5 Business Relationship. Buyer is generally familiar with the business and affairs of Seller and has discussed with Seller and its plans, operations and financial condition with one or more of the officers or directors of Seller. Buyer has read and analyzed, and is familiar with the information contained in, the Registration Statement, including all of the documents incorporated therein by reference.

          3.6 Qualified Institutional Buyer. Buyer represents that it is a "qualified institutional buyer" (as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the "Act")).

          3.7  Accredited Investor.   Buyer represents that it is an "accredited
investor" (as such term is defined in Regulation D under the Act) and it is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the Stock being acquired hereunder.

          3.8  Disclosure.  Seller has disclosed to Buyer that:

               (i) the sale of the Stock has not been registered under the Act, or qualified under the securities laws of any state and the Stock must be held indefinitely unless a sale or transfer of the Stock is subsequently registered under the Act and qualified under applicable state securities laws or exemptions therefrom are available; and

               (ii) any certificates representing the Stock will bear the following legend restricting transfer:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, but are issued in reliance on the representation that they are taken for investment and not for redistribution. As a condition of any transfer hereof, the Company may require
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          an opinion of counsel satisfactory to it that all statutory registration provisions have been met or do not apply.

          The Company is authorized to issue stock in one or more classes or series. The Company will furnish without charge to any shareholder who so requests a statement as to the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

          The shares of capital stock of the Company represented by this stock certificate and the disposition thereof are subject to the terms of a Shareholders Agreement dated as of November 22, 1995 (the "Shareholders Agreement") by and among the Company and certain other parties. A copy of the Shareholders Agreement is on file at the principal office of the Company and may be inspected by the registered owner of this stock certificate or a duly authorized representative of such owner upon request during the Company's normal business hours."

          3.9 Rule 144. Buyer understands that, in addition to the restrictions described above: (i) the shares which constitute the Stock are restricted securities within the meaning of Rule 144 promulgated under the Act;
(ii) exemption from registration under Rule 144 will not be available in any event for at least one year from the date of sale of the Stock to Buyer, and even then, Rule 144 will not be available unless: (a) a public trading market then exists for the Common Stock of Seller, (b) adequate information concerning Seller is then available to the public, and (c) the other terms and conditions of Rule 144 are met; and (iii) any unregistered sale of the Stock may be made by Buyer only in accordance with the terms and conditions of Rule 144.

          3.10 Discharge of Implied Warranties. Buyer represents to Seller that Buyer has performed extensive due diligence and investigations with respect to Seller with the intention of forming its own conclusions regarding the condition (financial and otherwise), value, property, liabilities, contracts, contingencies, prospects, risks and other incidents of the business of Seller in response to the parties' express intention and agreement that as of the Closing, the sale hereunder shall be without representation and warranty of any kind (express or implied) regarding the Seller or the Stock, except as set forth in
Section 2 hereof. Buyer will rely solely on its own business judgment and investigations with respect to Seller and the Stock. Buyer expressly acknowledges and agrees that Seller has not provided any further representations or warranties (express or implied) to Buyer.
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                                 ARTICLE IV
                               COVENANT OF BUYER

          Upon request of the underwriters of the Offering, Buyer agrees to execute and deliver a 180-day Lock-Up Agreement in substantially the form of Exhibit A hereto.


                                   ARTICLE V
              DOCUMENTS DELIVERED CONTEMPORANEOUSLY WITH PURCHASE

          5.1 The parties have executed and delivered the following agreements on the date hereof;

          1. Letter of Intent providing for the negotiation, execution and delivery of the following documents in substantially the form set forth in Exhibit B:

          (a) Sub-Servicing Agreement with respect to the time period prior to Seller's sale of loans in the secondary market;

          (b) Sub-Servicing Agreement with respect to the time period after Seller's securitization of loans or sale of loans on a servicing-retained basis;

          (c) Service Provider Agreement regarding loan referrals from Buyer's bank and mortgage branches; and

          (d) A Service Provider Agreement regarding loan referrals resulting from Buyer's consumer loan portfolio.

          2. The First Amendment to Shareholders' Agreement substantially in the form of Exhibit D (it has been acknowledged by the parties that the Shareholders Agreement will be terminated upon the closing of Seller's contemplated initial public offering);

          3. A Registration Rights Agreement substantially in the form of Exhibit C hereto;

          4. A letter agreement(with respect to the waiver of preemptive rights and related matters) by the stockholders of Seller substantially in the form of Exhibit E;

          5. Additional representation by Seller. Seller hereby represents and warrants to Buyer that:

               (a) Stockholders of Seller holding not less than ninety percent (90%) of the 4,922,144 outstanding warrants to purchase shares of Seller's Common Stock have elected to exercise such warrants for cash or on a cashless basis in accordance with the terms thereof; and
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          (b) Stockholders of Seller holding not less than ninety percent (90%)
     of the 5,820,000 outstanding shares of Series A and Series B Preferred Stock of the Seller shall have elected to convert such preferred shares into Common Stock of the Seller.


                                   ARTICLE VI
                              CONVENANT OF SELLER

          On the date hereof, Seller has issued a warrant to Buyer for 100,000 shares of Seller's Common Stock. Seller shall issue to Buyer additional warrants to purchase the number of additional shares of Seller's Common Stock indicated below, such warrants to be in substantially the form attached hereto as Exhibit F, upon the occurrence of the following events:

          (i) 50,000 shares upon the commencement of servicing operations pursuant to the Sub-Servicing Agreements contemplated by the Letter of Intent (provided, however, that the grant of such warrants shall not be deferred if Buyer is prepared to commence servicing operations but such commencement is delayed beyond September 30, 1997 because Seller is not prepared to commence servicing operations)

          (ii) 50,000 shares after one (1) year of operations under the Sub-Servicing Agreements contemplated by the Letter of Intent; provided that at the end of such year Buyer is not in material default under or in material breach of the terms of such Sub-Servicing Agreements after having had an opportunity to cure;

          (iii) 25,000 shares upon the funding by Seller of an aggregate of $10.0 million of loans resulting from the First Service Provider Agreement referred to in the Letter of Intent;

          (iv) 25,000 shares upon the execution by Buyer and the funding by Seller of an aggregate of $10.0 million of loans resulting from the Second Service Provider Agreement referred to in the Letter of Intent; and

          (v) 83,333 shares upon the agreement of Buyer and Seller to one or more additional strategic relationships between Buyer and Seller, such agreement to be based upon one or more proposals to be made by Buyer, which proposals shall not be unreasonably declined by Seller.

          The Purchase Price for shares purchased under the foregoing warrants shall be equal to the greater of (A) $7.50 per share or, (B) if Seller completes an initial public offering of its Common Stock within six months after the Closing, the initial public offering price. The five year exercise period for all of the foregoing warrants shall commence on the date of the Closing and each such warrant shall vest whether or not already awarded in
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three equal installments on December 31, 1997, 1998 and 1999, respectively, subject to satisfaction (but not conditioned by) of the performance events specified above and subject to acceleration under the circumstances set forth in the form of warrant attached hereto as Exhibit F.


                                  ARTICLE VII
                           [INTENTIONALLY LEFT BLANK]


                                  ARTICLE VIII
                                    GENERAL

          8.1 No Brokers or Finders. Seller and Buyer each represent to the other that, except for Seller's retention of Montgomery Securities, no agent, broker, finder or investment or commercial banker, or other firms engaged by or acting on behalf of either Buyer, Seller or any of their affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions, and that Seller shall pay the fees of Montgomery Securities.

          8.2  Amendments; Waivers.   This Agreement and any schedule or exhibit
attached hereto may be amended only by agreement in writing of Buyer and Seller. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          8.3 Schedules; Exhibits; Integration. Each schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and the exhibits attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

          8.4 Further Assurances. Each party agrees to cooperate fully with the other party and to execute and deliver such further instruments, certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          8.5 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to
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contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization of the respective parties. Any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of California, County of Orange.

          8.6 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable.

          8.7 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          8.8 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

          8.9 Publicity and Reports. For a period of three (3) months after the date hereof, Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of Seller and Buyer and their respective counsel, except to the extent that either party and its counsel in good faith conclude a particular action is required under federal securities or other applicable law.

          8.10 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

          8.11 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:
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          If to Buyer, addressed to:

          Comerica, Incorporated
          Comerica Tower at One Detroit
          500 Woodward, MC 3391
          Detroit, Michigan  48226
          Facsimile Number: (313) 222-9480
          Attn:  Mark W. Yonkman, Assistant Secretary

          With a copy to:

          Comerica Incorporated
          3551 Hamlin Road
          M/C 7132
          Auburn Hills, Michigan 48326
          Facsimile Number:  810-370-6907
          Attn: John R. Haggerty, Executive Vice President

          If to Seller, addressed to:

          New Century Financial Corporation
          4910 Birch Street, Suite 100
          Newport Beach, California 92660
          Facsimile Number:  (714) 440-7033
          Attn:  Brad A. Morrice, President

          With a copy to:

          O'Melveny & Myers LLP
          610 Newport Center Drive, Suite 1700
          Newport Beach, California 92660-6429
          Facsimile Number:  (714) 669-6994
          Attn:  David A. Krinsky, Esq.


or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 7.11 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

          8.12 Expenses and Attorneys Fees.   Seller and Buyer shall each pay
their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel.
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          8.13  Survival.  The representations and warranties contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                    BUYER:

                    COMERICA INCORPORATED,
                    a Delaware corporation

                    By: /s/ MARK W. YONKMAN
                       ____________________________
                    Name:  Mark W. Yonkman
                    Its:   First Vice President
                           and Assistant Secretary


                    SELLER:

                    NEW CENTURY FINANCIAL CORPORATION,
                    a Delaware corporation

                    By: /s/ ROBERT K. COLE
                       ____________________________
                    Name:  Robert K. Cole
                    Its:   Chairman & CEO

                                    Exhibits

EXHIBIT A      Form of Lock-Up Agreement
EXHIBIT B      Letter of Intent regarding the following:
               (a) Subservicing Agreement with respect to the time period prior to Seller's sale of loans in the secondary market;
               (b) Subservicing Agreement with respect to the time period after
               Seller's securitization of loans or sale of loans on a servicing retained basis;
               (c) Service Provider Agreement regarding loan referrals from
               Buyer's bank and mortgage branches; and
               (d) Service Provider Agreement regarding loan referrals resulting from Buyer's consumer loan portfolio
EXHIBIT C      Form of Registration Rights Agreement
EXHIBIT D      Form of First Amendment to Stockholders' Agreement
EXHIBIT E      Form of Waiver of Preemptive Rights
EXHIBIT F      Form of Warrant
EXHIBIT G      Schedule of Outstanding Shares, Options and Warrants